News Release

PartnerRe Ltd. Reports Fourth Quarter and Full Year 2005 Results and
Increase in Dividend

  Fourth Quarter Net Loss per share of $0.76; Operating Loss per share of $1.42
  Full Year Net Loss per share of $1.56; Operating Loss per share of $4.42
  Year-End Book Value per share of $44.57
  Annual Common Stock Dividend Increased 5% to $1.60 per share

PEMBROKE, Bermuda, February 6, 2006 -- PartnerRe Ltd. (NYSE:PRE) today reported a net loss of $33.6 million, or $0.76 per share, for the fourth quarter of 2005. This net loss includes net after-tax realized gains on investments of $37.0 million or $0.66 per share. Net income for the fourth quarter of 2004, including net after-tax realized gains on investments of $16.1 million or $0.29 per share, was $143.7 million or $2.54 per share on a fully diluted basis. The operating loss for the fourth quarter of 2005 was $79.3 million or $1.42 per share. This compares to operating earnings of $120.8 million, or $2.25 per share on a fully diluted basis, for the fourth quarter of 2004. Operating earnings exclude net after-tax realized investment gains and losses and are calculated after payment of preferred dividends.

For the year ended December 31, 2005, the net loss was $51.1 million or $1.56 per share. Net loss includes net after-tax realized gains on investments of $157.1 million or $2.86 per share. The operating loss was $242.6 million or $4.42 per share. Net income for the full year 2004 was $492.4 million or $8.71 per share on a fully diluted basis. Net income included net after-tax realized gains on investments of $78.1 million or $1.44 per share. Operating earnings for the full year 2004 were $392.8 million or $7.27 per share on a fully diluted basis.

Commenting on the full year results, PartnerRe President & Chief Executive Officer, Patrick Thiele, said, “2005 was an extraordinary year on many levels. It was the worst year in history for natural disasters with more than $80 billion in insured damage for the industry and approximately $900 million for PartnerRe. During 2004, which previously had been the record year for industry catastrophe losses, our five largest cat losses (four Atlantic hurricanes and the southeast Asian tsunami) aggregated $175 million, net of reinstatement premiums. Our current estimates, net of reinstatement premiums, for the five significant losses of 2005 are: Hurricane Katrina: $511 million, Hurricane Wilma: $174 million, Hurricane Rita: $88 million, Winter Storm Erwin: $61 million, and the European floods: $66 million. These events in total represent a very unusual frequency and severity, but not so unusual that they were outside of our modeled risk exposures nor our pricing.”

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

“We believe that the results of 2005, while disappointing, are consistent with our role as a premier global reinsurer and with our longer-term risk/return model,” Mr. Thiele added. “We have grown our book value per share at an average annual rate of 11.3% over the last four years, despite a decline of 12.6% in 2005. In addition, we have returned significant capital to our shareholders through share repurchases and shareholder dividends. I am pleased to announce that we once again increased our annual common share dividend. This marks the twelfth consecutive year that we have increased our dividend.”

Summary unaudited consolidated financial data for the period is set out below.

U.S.$ thousands (except per share amounts and ratios)	Three months ended December 31		Twelve months ended December 31
	2005	2004	2005	2004
Net Premiums Written	$666,345	$682,998	$3,615,878	$3,852,672
Net Premiums Earned	$907,031	$942,332	$3,599,189	$3,733,740
Non-life Combined Ratio	119.9%	94.5%	115.9%	94.3%
Net (Loss)/Income	$(33,640)	$143,669	$(51,064)	$492,353
Net (Loss)/Income per share (a)	$(0.76)	$2.54	$(1.56)	$8.71
Net Operating (Loss)/Earnings (a)	$(79,320)	$120,813	$(242,639)	$392,751
Net Operating (Loss)/Earnings per share (a)	$(1.42)	$2.25	$(4.42)	$7.27

(a)	Net income/(loss) per share is defined as net income/(loss) available to common shareholders divided by the weighted average number of fully diluted shares outstanding for the period. Net income/(loss) available to common shareholders is defined as net income/(loss) less preferred dividends. Net operating earnings/(loss) is net income/(loss) available to common shareholders excluding after-tax net realized gains/(losses) on investments. Net operating earnings/(loss) per share is defined as net operating earnings/(loss) divided by the weighted average number of fully diluted shares outstanding for the period. Per share results referenced in the text of this press release are on a fully diluted basis. As the effect of dilutive securities would have been antidilutive in the three months and twelve months of 2005, the fully diluted per share figures for these periods were compiled using the basic weighted average number of common shares outstanding.

Net premiums written for the fourth quarter 2005 were $666.3 million, a decrease of 2% from the fourth quarter of 2004. Total revenues for the quarter of $1.1 billion increased marginally over the fourth quarter of 2004. Total revenues include $907.0 million of net premiums earned, net investment income of $94.1 million, and net realized investment gains of $57.9 million.

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

For the full year 2005, net premiums written were $3.6 billion, representing a 6% decline from 2004. Total revenues for the full year 2005 were $4.2 billion, including $3.6 billion of net premiums earned, net investment income of $364.5 million, and net realized investment gains of $206.9 million. Total revenues in 2004 were $4.2 billion.

Separately, the Company announced today that its Board of Directors has increased the annual common share dividend by 5 percent to $1.60 per share from $1.52 per share. Today, the Board declared a regular quarterly dividend of $0.40 per common share. The dividend will be payable on March 1, 2006, to common shareholders of record on February 17, 2006, with the stock trading ex-dividend commencing February 15, 2006.

Results by Segment

The Non-Life segment reported net premiums written of $552 million for the fourth quarter of 2005, down 2% as compared to the prior year. The combined ratio was 119.9% for the fourth quarter compared to 94.5% for the same period in 2004. The Non-Life technical result was a loss of $115 million for the fourth quarter of 2005, primarily reflecting the impact of Hurricane Wilma. This compares to a gain of $93 million in the fourth quarter of 2004. For the full year, Non-Life net premiums written were $3.2 billion, down 8% from the same period in 2004. The full year technical result was a loss of $316 million, compared to a gain of $384 million for the same period in 2004. The combined ratio for the full year was 115.9% compared to 94.3% in 2004.

Hurricane Wilma impacted the technical results of all of the Non-Life sub-segments and the ART segment. In total, the fourth quarter results contain approximately $174 million in estimated losses from Hurricane Wilma, down from the Company’s initial estimate of between $190-$210 million, and total incremental charges of approximately $44 million for third quarter events. All estimates are pre-tax and after reinstatement premiums.

The U.S. Property and Casualty business, which represented approximately 25% of total net premiums written for the quarter, reported net premiums written of $170 million, down 5% over the prior year’s fourth quarter, resulting from prior underwriting year premium adjustments. Net premiums earned decreased 2% during the quarter when compared to the same period in 2004. The technical ratio for this sub-segment was 120.6%, compared to 97.9% in the fourth quarter of 2004, primarily reflecting the impact of Hurricane Wilma on Florida property covers. For the full year 2005, net premiums written declined by 17% to $819 million. The full year technical ratio was 116.4% compared to 101.0% in 2004. The

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

technical result for the full year was a loss of $136 million compared to a loss of $10 million in 2004.

The Global (Non-U.S.) Property and Casualty business, which represented approximately 17% of total net premiums written, reported net premiums written of $111 million for the fourth quarter of 2005 compared to $124 million for the same period in 2004. Net premiums earned during the quarter were $213 million, down 8% from $231 million in the prior year’s fourth quarter. The technical ratio for this sub-segment was 124.7% compared to 113.3% for the same period in 2004, reflecting the impact of Hurricane Wilma in Mexico. For the full year, net premiums written were down 12% to $835 million. The full year technical ratio was 99.4% compared to 104.2% in 2004. The technical result for the full year was a gain of $6 million compared to a loss of $39 million in 2004.

The Worldwide Specialty business, which represented approximately 41% of total net premiums written for the quarter, reported net premiums written of $271 million for the fourth quarter, up 5% from the prior year period, reflecting the impact of reinstatement premiums and back-up covers related to the catastrophe losses, as well as significant new business in the energy and marine lines following hurricanes Katrina and Rita. Net premiums earned decreased 2% during the quarter. This sub-segment’s technical ratio was 105.5% compared to 68.1% for the fourth quarter of 2004. For the full year, net premiums written were essentially flat at $1.5 billion. The full year technical ratio was 112.8% compared to 71.2% in 2004. The technical result for the full year was a loss of $186 million compared to a gain of $433 million in 2004.

The Life segment, which writes business primarily in Europe, Canada and Latin America, and represented approximately 16% of total net premiums written in the quarter, reported net premiums written of $108 million for the quarter, down 10% when compared with the fourth quarter of 2004. Strong growth in the Life segment’s mortality lines was offset by a reduction in longevity and health lines. The allocated underwriting result for the quarter was a gain of $5 million compared to a loss of $1 million for the comparable period in 2004. For the full year, net premiums written increased 7% to $434 million, with an allocated underwriting gain of $15 million, compared to a loss of $4 million for the comparable period in 2004.

The ART (Alternative Risk Transfer) segment comprises structured risk business, structured finance, weather related products, and the results of the Company’s investment in Channel Re. The pre-tax contribution to net income, including the Company’s interest in the earnings of Channel Re, was a gain of $1 million in the fourth quarter of 2005, in line with the $1 million gain in the fourth quarter of 2004. For the full year 2005, the pre-tax contribution to net income was a gain of $18 million compared to a gain of $2 million for the same period in

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

2004, primarily due to strong results in the weather and structured finance business lines as compared to the prior year.

Balance Sheet Items

During the fourth quarter of 2005, invested assets increased 7% to $9.6 billion due to strong cash flow from operations, strong investment results and proceeds from the Company’s capital raise, offset partially by the effects of rising interest rates and the stronger U.S. dollar on foreign currency denominated securities. Gross Non-Life loss and loss expense reserves increased by 4% to $6.7 billion in the fourth quarter, reflecting the loss activity for the fourth quarter, including Hurricane Wilma and additional reserves for third quarter 2005 events, as well as net prior year reserve reductions of $10 million. The overall prior year adjustments to Non-Life reserves include $20 million in reserve additions to the U.S. P&C sub-segment and $5 million in the Global (Non-U.S.) P&C sub-segment and reserve reductions of $35 million in the Worldwide Specialty sub-segment.

At December 31, 2005, total assets were $13.7 billion, total capitalization was $3.9 billion, and total shareholders’ equity was $3.1 billion. This compares to total assets of $12.7 billion, total capitalization of $3.8 billion, and total shareholders’ equity of $3.4 billion at December 31, 2004. Book value per common share at December 31, 2005 was $44.57 on a fully diluted basis compared to $50.99 per share at December 31, 2004. During the quarter, the Company received $550 million in proceeds after securing $400 million in debt through a loan agreement and selling $150 million in PartnerRe Ltd. common stock. The Company also entered into a forward sale agreement, which allows the Company to issue approximately 6.7 million shares of common stock for minimum proceeds of $400 million.

Commentary and Outlook

Mr. Thiele said, “Following the exceptional events of 2005, PartnerRe was well-positioned for the January 1 renewal. We not only maintained or increased our participation in the majority of our renewed treaties, but we wrote $241 million of new business. The result is a high quality balanced book of business that has no overall increase in risk profile and that we expect will generate good profitability in 2006.”

Mr. Thiele added, “Assuming a reasonable level of large losses, stable foreign exchange and interest rates in 2006, we continue to expect to achieve a mid-teens operating return on beginning shareholders’ equity and fully diluted book value per share growth in excess of 10% after dividends. This is in line with our long-term goal of delivering a 13% operating return on beginning shareholders’ equity over the cycle.”

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

The Company uses operating earnings, diluted operating earnings per share and operating return on beginning common shareholders’ equity to measure performance, as these measures focus on the underlying fundamentals of our operations without the influence of realized gains and losses from the sale of investments, which is driven by the timing of the disposition of investments and not by the Company’s operating performance. For planning purposes, the Company does not anticipate realized investment gains or losses. The Company also uses technical ratio and technical result as measures of underwriting performance. These metrics exclude other operating expenses. All references to per share amounts in the text of this press release are on the basis of fully diluted shares.

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company also offers alternative risk products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering/energy, marine, special risks, other lines, life/annuity and health, and alternative risk transfer solutions. For the year ended December 31, 2005, total revenues were $4.2 billion, total assets were $13.7 billion, total capitalization was $3.9 billion and total shareholders’ equity was $3.1 billion. Our major reinsurance operations have ratings of AA- from Standard & Poor’s, Aa3 from Moody’s, A+ from A.M. Best, and AA from Fitch.

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other large property and casualty losses, adequacy of reserves, risks associated with implementing business strategies, levels and pricing of new and renewal business achieved, credit, interest, currency and other risks associated with the Company’s investment portfolio, changes in accounting policies, and other factors identified in the Company’s filings with the Securities and Exchange Commission. This year’s results are impacted by losses associated with Hurricane Katrina and other catastrophes. The Company’s loss estimates for Katrina are subject to a level of uncertainty arising out of these losses’ extremely complex and unique

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

causation and related coverage issues associated with the attribution of losses to wind or flood damage or other perils. We expect that these issues will not be resolved for a considerable period of time and may be influenced by evolving legal and regulatory developments. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Citigate Sard Verbinnen
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Hallie Bozzi
Media Contact: Celia Powell

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

PartnerRe Ltd.
Consolidated Statements of Operations and Comprehensive Income
(Expressed in thousands of U.S dollars, except per share data)
(Unaudited)

	For the three months ended December 31, 2005	For the three months ended December 31, 2004	For the year ended December 31, 2005	For the year ended December 31, 2004

Revenues
Gross premiums written	$671,377	$686,551	$3,665,238	$3,887,516

Net premiums written	$666,345	$682,998	$3,615,878	$3,852,672
Decrease (increase) in unearned premiums	240,686	259,334	(16,689)	(118,932)

Net premiums earned	907,031	942,332	3,599,189	3,733,740
Net investment income	94,106	79,961	364,508	297,997
Net realized investment gains	57,895	38,646	206,874	117,339
Other income	14,702	4,343	34,920	17,293

Total Revenues	1,073,734	1,065,282	4,205,491	4,166,369

Expenses
Losses and loss expenses and life policy benefits	815,409	625,268	3,086,730	2,475,743
Acquisition costs	215,935	227,798	848,714	901,554
Other operating expenses	60,574	67,791	271,504	271,331
Interest expense	10,780	10,204	32,869	40,744
Net foreign exchange (gains) losses	(377)	(14,680)	3,543	(16,586)

Total Expenses	1,102,321	916,381	4,243,360	3,672,786

(Loss) income before taxes and interest in earnings of equity investments	(28,587)	148,901	(37,869)	493,583
Income tax expense	7,775	7,778	22,924	7,560
Interest in earnings of equity investments	2,722	2,546	9,729	6,330

Net (loss) income	$(33,640)	$143,669	$(51,064)	$492,353

Preferred dividends	$8,631	$6,804	$34,525	$21,485

Operating (loss) earnings available to common shareholders	$(79,320)	$120,813	$(242,639)	$392,751

Comprehensive (loss) income	$(96,779)	$245,827	$(228,486)	$576,289

Per Share Data:
(Loss) earnings per common share:
Basic operating (loss) earnings	$(1.42)	$2.27	$(4.42)	$7.34
Net realized investment gains, net of tax	0.66	0.31	2.86	1.46

Basic net (loss) income	$(0.76)	$2.58	$(1.56)	$8.80

Weighted average number of common shares
outstanding	55,776.2	53,130.0	54,951.2	53,490.8
Diluted operating (loss) earnings	$(1.42)	$2.25	$(4.42)	$7.27

Net realized investment gains, net of tax	0.66	0.29	2.86	1.44

Diluted net (loss) income	$(0.76)	$2.54	$(1.56)	$8.71

Weighted average number of common and
common equivalent shares outstanding	55,776.2	53,809.0	54,951.2	54,047.4

     PartnerRe Ltd.
Consolidated Balance Sheets
(Expressed in thousands of U.S. dollars, except per share data and parenthetical share data)
(Unaudited)

	December 31, 2005	December 31, 2004
Assets
Investments and cash
Fixed maturities, at fair value
(amortized cost: 2005, $6,682,243; 2004, $6,611,683)	$6,686,822	$6,723,580
Short-term investments, at fair value
(amortized cost: 2005, $231,442; 2004, $28,691)	230,933	28,694
Equities, at fair value
(cost: 2005, $1,246,192; 2004, $887,006)	1,334,374	1,010,777
Trading securities, at fair value (cost: 2005, $210,432; 2004, $102,371)	220,311	108,402
Cash and cash equivalents, at fair value, which approximates amortized cost	1,001,378	436,003
Other invested assets	104,920	90,268

Total investments and cash	9,578,738	8,397,724
Accrued investment income	143,548	151,871
Reinsurance balances receivable	1,493,507	1,522,989
Reinsurance recoverable on paid and unpaid losses	217,948	183,149
Funds held by reinsured companies	970,614	1,100,107
Deferred acquisition costs	437,741	409,332
Deposit assets	289,459	299,408
Tax assets	87,667	81,235
Goodwill	429,519	429,519
Other	95,389	104,564

Total Assets	$13,744,130	$12,679,898

Liabilities
Unpaid losses and loss expenses	$6,737,661	$5,766,629
Policy benefits for life and annuity contracts	1,223,871	1,277,101
Unearned premiums	1,136,233	1,194,778
Reinsurance balances payable	127,607	166,218
Ceded premiums payable	25,110	2,439
Funds held under reinsurance treaties	18,910	21,875
Deposit liabilities	333,820	344,202
Long-term debt	620,000	220,000
Net payable for securities purchased	93,318	1,580
Accounts payable, accrued expenses and other	128,627	127,026
Debt related to trust preferred securities	206,186	206,186

Total Liabilities	10,651,343	9,328,034

Shareholders’ Equity
Common shares (par value $1.00, issued and outstanding:
2005, 56,730,195; 2004, 54,854,398)	56,730	54,854
Series C cumulative preferred shares (par value $1.00, issued and outstanding:
2005 and 2004, 11,600,000; aggregate liquidation preference: 2005 and 2004, $290,000,000)	11,600	11,600
Series D cumulative preferred shares (par value $1.00, issued and outstanding:
2005 and 2004, 9,200,000; aggregate liquidation preference: 2005 and 2004, $230,000,000)	9,200	9,200
Additional paid-in capital	1,373,992	1,288,292
Deferred compensation	(107)	(199)
Accumulated other comprehensive income:
Net unrealized gains on investments, net of tax	77,049	194,575
Currency translation adjustment	12,614	72,510
Retained earnings	1,551,709	1,721,032

Total Shareholders’ Equity	3,092,787	3,351,864

Total Liabilities and Shareholders’ Equity	$13,744,130	$12,679,898

Shareholders’ Equity Per Common Share	$45.35	$51.63

Diluted Book Value Per Common and Common Equivalent
Share (assuming exercise of all stock-based awards)	$44.57	$50.99

Number of Diluted Common Shares Outstanding	57,724.1	55,533.4

PartnerRe Ltd.
Supplementary Information
(in millions of U.S. dollars)
(Unaudited)

SEGMENT INFORMATION
For the three months ended December 31, 2005

	U.S. P&C	Global (Non- U.S. P&C)	Worldwide Specialty	Total Non-Life Segment	ART Segment(A)	Life Segment	Corporate	Total

Gross premiums written	$170	$111	$271	$552	$6	$113	$-	$671
Net premiums written	$170	$111	$271	$552	$6	$108	$-	$666
Decrease in unearned premiums	34	102	99	235	3	3	-	241

Net premiums earned	$204	$213	$370	$787	$9	$111	$-	$907
Losses and loss expenses and life policy benefits	(195)	(211)	(315)	(721)	(18)	(76)	-	(815)
Acquisition costs	(51)	(55)	(75)	(181)	(1)	(34)	-	(216)

Technical Result	$(42)	$(53)	$(20)	$(115)	$(10)	$1	$-	$(124)

Other income	n/a	n/a	n/a	4	11	-	-	15
Other operating expenses	n/a	n/a	n/a	(42)	(3)	(5)	(11)	(61)

Underwriting Result	n/a	n/a	n/a	$(153)	$(2)	$(4)	n/a	$(170)
Net investment income	n/a	n/a	n/a	n/a	-	9	85	94

Allocated Underwriting Result(6)	n/a	n/a	n/a	n/a	n/a	$5	n/a	n/a

Net realized investment gains	n/a	n/a	n/a	n/a	n/a	n/a	58	58
Interest expense	n/a	n/a	n/a	n/a	n/a	n/a	(11)	(11)
Net foreign exchange gains	n/a	n/a	n/a	n/a	n/a	n/a	-	-
Income tax expense	n/a	n/a	n/a	n/a	n/a	n/a	(8)	(8)
Interest in earnings of equity investments	n/a	n/a	n/a	n/a	3	n/a	n/a	3

Net loss	n/a	n/a	n/a	n/a	n/a	n/a	n/a	$(34)

Loss ratio (1)	95.8%	98.8%	85.2%	91.6%
Acquisition ratio (2)	24.8	25.9	20.3	23.0

Technical ratio (3)	120.6%	124.7%	105.5%	114.6%
Other operating expense ratio (4)				5.3

Combined ratio (5)				119.9%

For the three months ended December 31, 2004

	U.S. P&C	Global (Non- U.S. P&C)	Worldwide Specialty	Total Non-Life Segment	ART Segment(A)	Life Segment	Corporate	Total

Gross premiums written	$180	$124	$258	$562	$1	$124	$-	$687

Net premiums written	$180	$124	$258	$562	$1	$120	$-	$683
Decrease in unearned premiums	28	107	119	254	-	5	-	259

Net premiums earned	$208	$231	$377	$816	$1	$125	$-	$942

Losses and loss expenses and
life policy benefits	(150)	(203)	(172)	(525)	1	(101)	-	(625)
Acquisition costs	(54)	(60)	(84)	(198)	-	(30)	-	(228)

Technical Result	$4	$(32)	$121	$93	$2	$(6)	$-	$89

Other income (loss)	n/a	n/a	n/a	6	(2)	-	-	4
Other operating expenses	n/a	n/a	n/a	(48)	(2)	(6)	(12)	(68)

Underwriting Result	n/a	n/a	n/a	$51	$(2)	$(12)	n/a	$25

Net investment income	n/a	n/a	n/a	n/a	-	11	69	80

Allocated Underwriting Result(6)	n/a	n/a	n/a	n/a	n/a	$(1)	n/a	n/a

Net realized investment gains	n/a	n/a	n/a	n/a	n/a	n/a	39	39
Interest expense	n/a	n/a	n/a	n/a	n/a	n/a	(10)	(10)
Net foreign exchange gains	n/a	n/a	n/a	n/a	n/a	n/a	15	15
Income tax expense	n/a	n/a	n/a	n/a	n/a	n/a	(8)	(8)
Interest in earnings of equity investments	n/a	n/a	n/a	n/a	3	n/a	n/a	3

Net income	n/a	n/a	n/a	n/a	n/a	n/a	n/a	$144

Loss ratio(1)	72.3%	87.5%	45.7%	64.3%
Acquisition ratio(2)	25.6	25.8	22.4	24.2

Technical ratio(3)	97.9%	113.3%	68.1%	88.5%
Other operating expense ratio(4)				6.0

Combined ratio(5)				94.5%

(A) The Company reports the results of Channel Re on a one-quarter lag. The 2005 period includes the Company's share of Channel Re's net income in the amount of $2.6 million while the 2004 period includes the Company's share of Channel Re's net income in the amount of $2.5 million.

(1)	Loss ratio is obtained by dividing losses and loss expenses by net premiums earned.
(2)	Acquisition ratio is obtained by dividing acquisition costs by net premiums earned.
(3)	Technical ratio is defined as the sum of the loss ratio and the acquisition ratio.
(4)	Other operating expense ratio is obtained by dividing other operating expenses by net premiums earned.
(5)	Combined ratio is the sum of the technical ratio and the other operating expense ratio.
(6)	Allocated Underwriting Result is defined as net premiums earned and allocated net investment income less life policy benefits, acquisition costs and other operating expenses.

PartnerRe Ltd.
Supplementary Information
(in millions of U.S. dollars)

(Unaudited)

     SEGMENT INFORMATION
For the year ended December 31, 2005

	U.S. P&C	Global (Non- U.S. P&C)	Worldwide Specialty	Total Non- Life Segment	ART Segment(A)	Life Segment	Corporate	Total

Gross premiums written	$820	$837	$1,533	$3,190	$27	$448	$-	$3,665
Net premiums written	$819	$835	$1,501	$3,155	$27	$434	$-	$3,616
Decrease (increase) in unearned premiums	9	25	(45)	(11)	(2)	(4)	-	(17)

Net premiums earned	$828	$860	$1,456	$3,144	$25	$430	$-	$3,599
Losses and loss expenses and
life policy benefits	(764)	(637)	(1,334)	(2,735)	(32)	(320)	-	(3,087)
Acquisition costs	(200)	(217)	(308)	(725)	(3)	(120)	-	(848)

Technical Result	$(136)	$6	$(186)	$(316)	$(10)	$(10)	$-	$(336)
Other income	n/a	n/a	n/a	4	31	-	-	35
Other operating expenses	n/a	n/a	n/a	(185)	(13)	(23)	(51)	(272)

Underwriting Result	n/a	n/a	n/a	$(497)	$8	$(33)	n/a	$(573)
Net investment income	n/a	n/a	n/a	n/a	-	48	317	365

Allocated Underwriting Result (6)	n/a	n/a	n/a	n/a	n/a	$15	n/a	n/a
Net realized investment gains	n/a	n/a	n/a	n/a	n/a	n/a	207	207
Interest expense	n/a	n/a	n/a	n/a	n/a	n/a	(33)	(33)
Net foreign exchange losses	n/a	n/a	n/a	n/a	n/a	n/a	(4)	(4)
Income tax expense	n/a	n/a	n/a	n/a	n/a	n/a	(23)	(23)
Interest in earnings of equity investments	n/a	n/a	n/a	n/a	10	n/a	n/a	10

Net loss	n/a	n/a	n/a	n/a	n/a	n/a	n/a	$(51)

Loss ratio (1)	92.2%	74.1%	91.6%	86.9%
Acquisition ratio (2)	24.2	25.3	21.2	23.1

Technical ratio (3)	116.4%	99.4%	112.8%	110.0%
Other operating expense ratio (4)				5.9

Combined ratio (5)				115.9%

For the year ended December 31, 2004

	U.S. P&C	Global (Non- U.S. P&C)	Worldwide Specialty	Total Non-Life Segment	ART Segment(A)	Life Segment	Corporate	Total

Gross premiums written	$991	$944	$1,531	$3,466	$5	$417	$-	$3,888
Net premiums written	$990	$945	$1,509	$3,444	$5	$404	$-	$3,853
(Increase) decrease in unearned premiums	(97)	(16)	(9)	(122)	1	2	-	(119)

Net premiums earned	$893	$929	$1,500	$3,322	$6	$406	$-	$3,734
Losses and loss expenses and							-
life policy benefits	(699)	(730)	(744)	(2,173)	(7)	(296)	-	(2,476)
Acquisition costs	(204)	(238)	(323)	(765)	(1)	(136)	-	(902)

Technical Result	$(10)	$(39)	$433	$384	$(2)	$(26)	$-	$356
Other income	n/a	n/a	n/a	6	11	-	-	17
Other operating expenses	n/a	n/a	n/a	(194)	(13)	(22)	(42)	(271)

Underwriting Result	n/a	n/a	n/a	$196	$(4)	$(48)	n/a	$102
Net investment income	n/a	n/a	n/a	n/a	-	44	254	298

Allocated Underwriting Result (6)	n/a	n/a	n/a	n/a	n/a	$(4)	n/a	n/a
Net realized investment gains	n/a	n/a	n/a	n/a	n/a	n/a	117	117
Interest expense	n/a	n/a	n/a	n/a	n/a	n/a	(41)	(41)
Net foreign exchange gains	n/a	n/a	n/a	n/a	n/a	n/a	17	17
Income tax expense	n/a	n/a	n/a	n/a	n/a	n/a	(7)	(7)
Interest in earnings of equity investments	n/a	n/a	n/a	n/a	6	n/a	n/a	6

Net income	n/a	n/a	n/a	n/a	n/a	n/a	n/a	$492

Loss ratio (1)	78.2%	78.6%	49.6%	65.4%
Acquisition ratio (2)	22.8	25.6	21.6	23.0

Technical ratio (3)	101.0%	104.2%	71.2	88.4%
Other operating expense ratio (4)				5.9

Combined ratio (5)				94.3%

(A) The Company reports the results of Channel Re on a one-quarter lag. The 2005 period includes the Company's share of Channel Re's net income in the amount of $9.4 million for the period of October 2004 to September 2005 while the 2004 period includes the Company's share of Channel Re's net income in the amount of $6.0 million for the period of February (when Channel Re commenced business) to September 2004.

(1)	Loss ratio is obtained by dividing losses and loss expenses by net premiums earned.
(2)	Acquisition ratio is obtained by dividing acquisition costs by net premiums earned.
(3)	Technical ratio is defined as the sum of the loss ratio and the acquisition ratio.
(4)	Other operating expense ratio is obtained by dividing other operating expenses by net premiums earned.
(5)	Combined ratio is the sum of the technical ratio and the other operating expense ratio.
(6)	Allocated Underwriting Result is defined as net premiums earned and allocated net investment income less life policy benefits, acquisition costs and other operating expenses.

PartnerRe Ltd.
Supplementary Information

(Unaudited)

		For the three months ended December 31, 2005	For the three months ended December 31, 2004	For the year ended December 31, 2005	For the year ended December 31, 2004
Distribution of Net Premiums Written by
Line of Business:
	Non-Life
	Property and Casualty
	Property	16%	18%	19%	19%
	Casualty	20	19	19	21
	Motor	6	7	8	10
	Worldwide Specialty
	Agriculture	3	5	3	4
	Aviation/Space	9	10	6	6
	Catastrophe	6	2	11	9
	Credit/Surety	8	8	7	6
	Engineering/Energy	6	6	5	6
	Marine	4	3	3	2
	Special Risk	5	4	6	6
	ART	1	-	1	-
	Life	16	18	12	11
Geographic Distribution of Gross Premiums Written:
	Europe	43%	43%	46%	45%
	North America	45	43	41	40
	Asia, Australia and New Zealand	6	8	8	9
	Latin America, Caribbean and Africa	6	6	5	6

As at December 31, 2005
Credit Ratings (Financial Strength Ratings):
Standard & Poor's	AA-
Moody's	Aa3
A.M. Best	A+
Fitch	AA

	As at December 31, 2005 (in thousands of U.S. dollars)		As at December 31, 2004 (in thousands of U.S. dollars)
Capital Structure:
Long-term debt	$620,000	16%	$220,000	6%
Trust preferred securities(1)	200,000	5	200,000	5
6.75% Series C cumulative preferred shares, aggregate liquidation	290,000	7	290,000	8
6.5% Series D cumulative preferred shares, aggregate liquidation	230,000	6	230,000	6
Common shareholders' equity	2,572,787	66	2,831,864	75

Total Capital	$3,912,787	100%	$3,771,864	100%

(1) Neither the Trust that issued the securities nor PartnerRe Finance, which owns the Trust, meet the consolidation requirements of FIN 46(R). Accordingly, the Company shows the related intercompany debt of $206.2 million on its Consolidated Balance Sheets.

PartnerRe Ltd.
Supplementary Information

(Unaudited)

		As at December 31, 2005		As at December 31, 2004

Investment Portfolio:
Credit Quality	AAA	65%		62%
	AA	3		2
	A	15		18
	BBB	11		12
	Below Investment Grade/Unrated	6		6

By Class	U.S. Government	8%		5%
	U.S. Mortgage/Asset Backed	15		16
	U.S. Corporates	20		23
	Foreign Fixed Income	29		34
	Equities and Equity Substitutes	16		16
	Cash (net of pending transactions)	12		6
Expected average duration		3.3	Yrs	3.4	Yrs

Average yield to maturity at market		4.5%		3.8%
(fixed income securities and cash)

Average Credit Quality		AA		AA

	For the three months ended December 31, 2005	For the three months ended December 31, 2004	For the year ended December 31, 2005	For the year ended December 31, 2004
	(in thousands of U.S. dollars except per share data)

Reconciliation of GAAP and non-GAAP measures:

Net (loss) income	$(33,640)	$143,669	$(51,064)	$492,353
Less:
Net realized investment gains, net of tax	37,049	16,052	157,050	78,117
Dividends to preferred shareholders	8,631	6,804	34,525	21,485

Operating (loss) earnings available to common shareholders	$(79,320)	$120,813	$(242,639)	$392,751

Diluted net (loss) income per common share	$(0.76)	$2.54	$(1.56)	$8.71
Less:
Net realized investment gains, net of tax, per common share	0.66	0.29	2.86	1.44

Diluted operating (loss) earnings per common share	$(1.42)	$2.25	$(4.42)	$7.27

Annualized return on beginning common shareholders' equity
calculated with net (loss) income	(6.0)%	23.8%	(3.0)%	20.4%
Less:
Net realized investment gains, net of tax	5.2	2.8	5.6	3.4

Annualized operating return on equity	(11.2)%	21.0%	(8.6)%	17.0%

     PartnerRe Ltd.
Supplementary Information

(Unaudited)

(in thousands of U.S. dollars except per share data)

	As at December 31, 2005	As at December 31, 2004

Reconciliation of GAAP and non-GAAP measures:

Shareholders' equity	$3,092,787	$3,351,864
Less:
Liquidation value of Series C cumulative preferred shares	290,000	290,000
Liquidation value of Series D cumulative preferred shares	230,000	230,000

Common shareholders' equity	$2,572,787	$2,831,864

Less:
Net unrealized gains on fixed
income securities, net of tax	4,382	95,884

Diluted book value excluding net unrealized
gains on fixed income securities	$2,568,405	$2,735,980

Divided by:
Number of diluted common shares outstanding	57,724.1	55,533.4

Equals:
Diluted book value per common and common equivalent
share excluding net unrealized gains on fixed income securities	$44.49	$49.27